Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the 2024 Employees' Share Plan and the 2014 Employee’s Share Plan of NatWest Group plc, of our reports dated February 23, 2024, with respect to the consolidated financial statements of NatWest Group plc and the effectiveness of internal control over financial reporting of NatWest Group plc included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, United Kingdom

April 23, 2024